EXHIBIT 21

QUIXOTE CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY
as of June 30, 2006

Jurisdiction
Under Which
QUIXOTE CORPORATION (PARENT)	Organized
Quixote Transportation Safety, Inc.	Delaware
TranSafe Corporation	Delaware
Nu-Metrics, Inc.	Pennsylvania
Highway Information Systems, Inc.	Delaware
Surface Systems, Inc.	Missouri
Sensing Systems, Ltd.	United Kingdom
U.S. Traffic Corporation	Delaware
Quixote Transportation Safety Mexico S. de R.L. de C.V.	Mexico
Energy Absorption Systems, Inc.	Delaware
E-Tech Testing Services, Inc.	Delaware
Spin-Cast Plastics, Inc.	Indiana
Energy Absorption Systems (Europe), Inc.	Delaware
Quixote Transportation Safety (Asia Pacific) Pty Limited	Australia
Quixote Asia Pacific, Inc.	Delaware
Quixote Europe, Inc.	Delaware
Energy Absorption Systems (AL) LLC	Delaware
Peek Traffic Corporation	Delaware
Quixote Traffic Corporation	Delaware
Quixote Transportation Technologies, Inc.	Delaware
Quixote Foreign Sales Corporation	U.S. Virgin Islands
Quixote Latin American, Inc.	Delaware
Quixote Middle East/Africa, Inc.	Delaware

Quixote Transportation Safety, Inc., Quixote Traffic Corporation, Quixote Transportation Technologies, Inc., Quixote Latin America, Inc., Quixote Middle East/Africa, Inc. and Quixote Foreign Sales Corporation are wholly-owned by Quixote Corporation.

TranSafe Corporation, Surface Systems, Inc., U.S. Traffic Corporation, Peek Traffic Corporation and Energy Absorption Systems, Inc. are wholly-owned by Quixote Transportation Safety, Inc.

All subsidiaries listed under TranSafe Corporation, Surface Systems, Inc., U.S. Traffic Corporation and Energy Absorption Systems, Inc. are wholly-owned by those corporations.